                                                                   EXHIBIT 10.2

RECITALS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
   1.0  Grant of Option; Increments. . . . . . . . . . . . . . . . . . . . . . 1
        1.1  Option Increments . . . . . . . . . . . . . . . . . . . . . . . . 1
        1.2  Defining the Option Increments. . . . . . . . . . . . . . . . . . 1
   2.0  Commencement of Option . . . . . . . . . . . . . . . . . . . . . . . . 2
   3.0  Option Consideration . . . . . . . . . . . . . . . . . . . . . . . . . 2
        3.1  First Option Increment. . . . . . . . . . . . . . . . . . . . . . 2
        3.2  Subsequent Option Increments. . . . . . . . . . . . . . . . . . . 2
   4.0  Purchase Price . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
        4.1  Computation of Price. . . . . . . . . . . . . . . . . . . . . . . 2
        4.2  Escalator . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
   5.0  Term of Option . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
        5.1  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
        5.2  Initial Increment . . . . . . . . . . . . . . . . . . . . . . . . 4
        5.3  Option Term for Subsequent Option Increments. . . . . . . . . . . 4
        5.4  Earlier Expiration. . . . . . . . . . . . . . . . . . . . . . . . 4
   6.0  Intentionally Left Blank . . . . . . . . . . . . . . . . . . . . . . . 5
   7.0  Exercise of Option . . . . . . . . . . . . . . . . . . . . . . . . . . 5
        7.1  Preliminary Notice. . . . . . . . . . . . . . . . . . . . . . . . 5
        7.2  Fifteen Day Notice. . . . . . . . . . . . . . . . . . . . . . . . 5
        7.3  Final Notice. . . . . . . . . . . . . . . . . . . . . . . . . . . 6
   8.0  Payment of Purchase Price; Escrow. . . . . . . . . . . . . . . . . . . 6
        8.1  Payment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
        8.2  Escrow. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
        8.3  Costs . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
   9.0  Condition of Title . . . . . . . . . . . . . . . . . . . . . . . . . . 6
        9.1  Condition of Title at Close . . . . . . . . . . . . . . . . . . . 6
        9.2  Reservation of Mineral Rights . . . . . . . . . . . . . . . . . . 6
        9.3  Effect of Development Agreement . . . . . . . . . . . . . . . . . 6
  10.0  POSSESSION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
  11.0  Representations and Warranties of Owner. . . . . . . . . . . . . . . . 7
        11.1 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
        11.2 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
        11.3  Limitation on Utilities. . . . . . . . . . . . . . . . . . . . . 7
        11.4  Limitation on Development. . . . . . . . . . . . . . . . . . . . 7
        11.5  As Is. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
  12.0  Representations and Warranties of Buyer. . . . . . . . . . . . . . . . 8
  13.0  Arbitration; Agreement Enforcement . . . . . . . . . . . . . . . . . . 8
  14.0  Development Agreement. . . . . . . . . . . . . . . . . . . . . . . . . 8
  15.0  Notices. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
  16.0  Brokers and Finders. . . . . . . . . . . . . . . . . . . . . . . . . . 9
  17.0  Assignment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
  18.0  Continuation and Survival of Rights and Obligations. . . . . . . . . . 9
  19.0  Return of Documents and Funds Upon Termination . . . . . . . . . . . . 9
        19.1  Return of Documents. . . . . . . . . . . . . . . . . . . . . . . 9
        19.3  Payment of Termination Fee . . . . . . . . . . . . . . . . . . .10
  20.0  General Provisions . . . . . . . . . . . . . . . . . . . . . . . . . .10
        20.1  Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . .10
        20.2  Amendments and Termination . . . . . . . . . . . . . . . . . . .10
        20.3  Governing Law. . . . . . . . . . . . . . . . . . . . . . . . . .10
        20.4  Severability . . . . . . . . . . . . . . . . . . . . . . . . . .10
        20.5  Attorneys Fees . . . . . . . . . . . . . . . . . . . . . . . . .10
        20.6  Captions . . . . . . . . . . . . . . . . . . . . . . . . . . . .10
        20.7  Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . .10
        20.8  Time . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .10
        20.9  Further Agreements . . . . . . . . . . . . . . . . . . . . . . .10
        20.10 Construction . . . . . . . . . . . . . . . . . . . . . . . . . .11
        20.11 Memorandum . . . . . . . . . . . . . . . . . . . . . . . . . . .11

                                   OPTION AGREEMENT

                                  (River View Point)


    This Option Agreement (the "Agreement") is made this 20th day of August, 1996 (the "Effective Date"), and is between Frank J. Andrews, Jr. ("Owner") and Schuler Homes of California, a California corporation ("Buyer").

                                       RECITALS

    A. Owner is the Optionee under a First Amended and Restated Option Agreement ("City Option") between Owner and the City of Rio Vista ("City") as the optionor. The City Option grants to Owner an option to purchase 57 acres located within the City of Rio Vista more particularly described in Exhibit A attached hereto and incorporated herein by this reference ("Option Parcel"). Approximately 42 acres of the Option Parcel is part of a larger parcel (the "State Parcel") the City has contracted to purchase from the State of California.

    B. By a real estate Purchase Agreement ("Purchase Agreement") between Owner and Buyer of even date herewith, Buyer has contracted to purchase from Owner a 15 acre portion ("Purchase Parcel") of the Option Parcel.

    C. The Option Parcel is subject to a Vested Tentative Map ("Tentative Map") which provides for 290 lots to be located on the Option Parcel, and the Purchase Parcel is designated by the Tentative Map to contain 75 of the 290 lots.

    D. The parties desire that Buyer receive an option to purchase all of the land within the Option Parcel which is not included in the Purchase Parcel ("the Property") on the terms and conditions hereinafter set forth.

    The parties therefore agree:

1.0 Grant of Option; Increments. Owner hereby grants to Optionee the right and option to purchase the Property on the terms and conditions set forth herein.

    1.1 Option Increments. The Property shall be divided into four separate areas ("Option Increments"), each containing 53 or 54 lots, which shall, in the aggregate, contain all of the Property.

    1.2 Defining the Option Increments. The parties acknowledge that the configuration of the Purchase Parcel will require an amendment of the phasing plan of the Tentative Map. The size and shape of the four Option Increments will be defined in that Tentative Map amendment.

2.0 Commencement of Option.  The option term shall commence on the Effective
Date.

3.0 Option Consideration.

    3.1 First Option Increment. The consideration for the option for the Option Increments is the execution by Buyer of the Purchase Agreement and the acquisition of the purchase parcel from Owner by Buyer pursuant to the Purchase Agreement.

    3.2 Subsequent Option Increments. Additional consideration for the option for each of the second, third and fourth Option Increments shall be the purchase by Owner from Buyer of the prior Option Increments in accordance with the terms of this Agreement.

4.0 Purchase Price.

    4.1 Computation of Price. Subject to escalation pursuant to Section 4.2 below, the purchase price for each Option Increment will be an amount equal to $40,000 times the number of lots in that increment, less:

         (a) the amount of a fixed price construction contract for all improvements necessary to finish the lots located within the Option Increment, including, without limitation:

              (i) all on-site improvements necessary to finish the lots including grading, paving, utilities, water, sewer and drainage, and the cost of any required landscaping of public property included in the Option Increment, excluding permit or fencing.

              (ii) Any off-site improvements required to be constructed in connection with the Option Increments which are not included within the scope of work of the River View Point Assessment District.

The construction contractor and construction contract will be mutually acceptable to the parties. It is anticipated that Solano Construction Co., Inc. will likely be selected, and that the construction contract will likely be similar in form to that used in connection with the construction of improvements on the Purchase Parcel.

         (b) The lien of any assessment against to the lots located on the Option Increment by reason of the Assessment District.

         (c) The amount of fees applicable to the lots on the Option Increment pursuant to Exhibit B of the Development Agreement between Owner and the City of Rio Vista affecting the Property ("Development Agreement") reduced by any credits against such fees applicable to the lots for improvements funded by the Assessment District pursuant to Section 4.19 of the Development Agreement.

         (d) An amount equal to the number of the lots in the Option Increment times the per square foot school impact fee applicable to the Option Parcel under Section 4.18 of the Development Agreement as of the date of close of escrow on the Option Increment, times the greater of 1480 square feet or the actual average "assessable space "(as defined by Section 4.18 of the Development Agreement) of the units to be constructed on the Option Increment as certified by Buyer at close of escrow. If the actual assessable space for the units is less than certified by Buyer, Buyer will pay Seller a makeup payment equal to 110% of the difference between the amount of the deduction from the purchase price taken pursuant to this Subsection (d) and the correct amount, plus interest on that amount at the rate of 10% per annum from close of escrow to the date of payment. The makeup payment will be made no later than the first date on which the actual assessable space of the units can be calculated.

         (e) The cost of preparing and recording a final subdivision map and related improvement plans for the Option Increment by an engineering firm mutually agreeable to the parties, to the extent that these costs are not included in the Construction Contract.

         (f) The cost of any payment or performance bond provided for in this Agreement required to create finished lots on the Option Increment.

    It is the intent of the parties that the deductions from the purchase price in Subsections (a) through (f) represent Buyer's cost of improving the lots located on the Option Increment. Seller shall keep the right to PG & E reimbursements for utility construction and to any other credits, reimbursements or savings which relate to the construction of site improvements or off-site on or in relation to Option Increment and which have not been accounted for in the computation of the Purchase Price as of close of escrow.

    4.2  Escalator.

         (a) The purchase price, as calculated by Section 4.1, for the first Option Increment will be increased by an amount (if positive) equal to the number of lots in that Option Increment times 31% of the amount by which the aggregate gross sales price of dwelling units on the Purchase Parcel have exceeded an amount equal to the number of homes on those lots sold, times $137,000.

         (b) The purchase price for each subsequent Option Increment will be increased by an amount (if positive) equal to the number of lots in that Option Increment times 31% of the amount by which the aggregate gross sales price of dwelling units on lots sold in the prior Option Increment, times $137,000.

         (c) The per lot purchase price for each of the third and fourth Option Increments shall be increased to an amount equal to the greater of the amount determined pursuant to Subsection (b) above or 103% of per lot price for the prior Option Increment.

         (d) As used herein, the term "gross sales price" of a dwelling unit on a lot is the sum of (i) the sales price of the unit as reflected by the transfer tax described on the deed for that unit, increased by the amount of any assessment against the lot resulting from the Assessment District 96-1 or other assessment or special taxing district other then a landscaping and lighting district or maintenance district.

5.0 Term of Option.

    5.1 Unless terminated earlier pursuant to the provisions of Section 5.4 below, the term of the Option shall be as follows:

    5.2 Initial Increment. The option term for the initial Option Increment shall commence on the Effective Date and shall terminate at 12:01 a.m. on the 183rd day following close of escrow on the acquisition of the Purchase Parcel by Buyer from Owner.

    5.3 Option Term for Subsequent Option Increments. The term for the second Option Increment shall expire at 12:01 a.m. on the first anniversary of the last day of the option term for the First Option Increment. The option term for the third Option Increment shall expire on the second anniversary of the last day of the option term for the First Option Increment, and the option term for the Fourth Option Increment shall expire on the third anniversary of the last day of the option term for the first Option Increment.

    5.4 Earlier Expiration. This Option Agreement shall terminate, and shall be of no further effect upon the occurrence of any of the following:

              (i) The failure of City to convey title to the Option Parcel to Owner.

             (ii) A material breach by Buyer under the Purchase Agreement or the failure of Buyer to acquire title to the Purchase Parcel pursuant to the provisions of the Purchase Agreement for any reason other than the default of Owner.

            (iii) The failure of Buyer to exercise its option to acquire any Option Increment prior to the expiration of the option term for that Option Increment or the failure of Buyer to acquire any Option Increment pursuant to the terms of this Agreement prior to the expiration of the option term for that Option Increment for any reason other than the default of Owner.

6.0 Intentionally Left Blank.

7.0 Exercise of Option.

    The exercise of an option for any Option Increment shall consist of three separate notices. Failure to give any notice in the manner or within the time specified by this Section 7.0 shall result in the termination of this Agreement and all options contained herein.

    7.1 Preliminary Notice. Not less than 90 days prior to the expiration of the option term for any Option Increment, Buyer shall give to Seller a Preliminary Notice of Buyer's intention to acquire the Option Increment in accordance with the terms of this Agreement. The giving of the Preliminary Notice shall not contractually bind Buyer to acquire the Option Increment, but shall communicate its good faith intent to purchase the Option Increment, and will enable the parties to begin the process of negotiating construction contracts, computing the credits and deductions required to calculate the purchase price, and taking other actions necessary and appropriate to close escrow for the Option Increment within the option term.

    7.2 Fifteen Day Notice. Not less than fifteen days prior to the expiration of the term for the Option Increment, Buyer will give written notice to Owner of its binding exercise of the Option Increment. The fifteen day notice will:

          (i) Specify a date for close of escrow, which shall be no earlier than 10 days following the notice and no later than the last working day of the option term.

         (ii) Specify the amount of the construction contract and other deductions and offsets used to compute the purchase price for the Option Increment pursuant to the provisions of Section 4.0 of this Agreement, describe the gross aggregate sales price of units on lots in the Purchase Parcel and of units or lots in any prior subsequent Option Increments acquired hereunder, and all other matters necessary or deemed appropriate by Buyer calculating the purchase price for the Option Increment. To the extent possible, Buyer will enclose its worksheets and backup material used in making these calculations.

              In the event of any disagreement between Buyer and Owner concerning Buyer's calculations, they will meet and confer and use their best efforts to resolve such disagreements in good faith prior to close of escrow.

    7.3 Final Notice. Not later than two days prior to the date for close of escrow specified by Buyer in the fifteen day notice, Buyer shall deposit in escrow escrow instructions consistent with this Agreement and shall deposit the purchase price for the Option Increment. Concurrently with such deposit, Buyer will deliver to Seller a copy of Buyer's escrow instructions and a written confirmation of the cash deposit in escrow.

8.0 Payment of Purchase Price; Escrow.

    8.1 Payment. The purchase price for each Option Increment will be payable in cash at close of escrow.

    8.2  Escrow.  The Escrow Holder for the acquisition of each Option
Increment will be First American Title Guaranty Company at its office on Boynton Avenue in Fairfield.

    8.3 Costs. All costs of escrow, including the cost of Buyer's CLTA title insurance policy, will be paid for by Buyer. Owner will pay any transfer tax.

9.0 Condition of Title.

    9.1 Condition of Title at Close. Buyer will take title to each Option Increment subject to the Tentative Map, Development Agreement, and any general and special taxes for the fiscal year in which escrow will close, prorated to close of escrow, the lien of assessment of the Rio Vista Assessment District 96-1 (River View Point), and such other easements, rights of way, and restrictions of records which City is allowed to convey to Seller under Section 8.3 of the City Option.

    9.2 Reservation of Mineral Rights. The parties acknowledge that the deed conveying each Option Increment to Buyer will be subject to the ownership by third parties of mineral rights below a depth of 500 feet.

    9.3 Effect of Development Agreement. The parties acknowledge that the conditions of the Tentative Map and the Development Agreement impose certain obligations on the "Owner" as that term is defined therein. Neither this Agreement, nor Buyer's status as an assignee of a portion of the property subject to the Development Agreement shall be deemed to limit Owner's right to apply for amendments of the Development Agreement which do not create an economic burden on Buyer or homeowners within any Option Increment. Amendments of the Development Agreement or Tentative Map allowing increases in the allowable density within the Subdivision (excluding any Option Increment for which a preliminary notice has been given) are specifically deemed not to create an economic burden to Buyer or Buyer's homeowners.

10.0     POSSESSION.   Possession of each Option Increment shall be delivered to
Buyer at the close of escrow, provided, that to the extent that Buyer and its employees, agents, representatives, and other invitees shall be entitled to enter upon the Property at all reasonable times and to conduct all reasonable tests thereon. Buyer shall not allow any liens to attach to the Property with respect to any such activity, and Buyer hereby agrees to defend, indemnify, and hold Owner harmless from any personal injury or property damage sustained by any party, including Owner, in the course of such activity, except to the extent caused by the sole negligence of Owner, or his employees, agents, representatives, or invitees.

11.0 Representations and Warranties of Owner. Owner hereby represents and warrants to Buyer as follows:

         11.1 This Agreement and all of the other documents to be executed by Owner and delivered in connection with this transaction will be duly authorized, executed, and delivered by Owner, and will constitute valid, legal, and binding obligations of Owner, and will not violate any provisions of any agreements to which Owner is a party.

         11.2 To the best of Owner's knowledge, except as have been disclosed in writing to Buyer there are no condemnation proceedings, utility moratoriums, zoning or land use proceedings, or other proceedings of any kind, either instituted or threatened to be instituted, which would hinder Buyer in developing the Property as contemplated by the Tentative Map and this Agreement.

         11.3 Limitation on Utilities. To the best of Owner's knowledge, there are no conditions, other than those disclosed to Buyer in writing, which any governmental or quasi-governmental entities are considering as conditions to be imposed upon the permits and approvals for the development of the real property or upon its utilities hook-ups, which would hinder Buyer in developing the Property as a residential development.

         11.4 Limitation on Development. Except as disclosed to Buyer in writing, Owner knows of no facts, nor has its misrepresented or failed to disclose any facts relating to matters which would hinder Buyer's ability to develop the Property as contemplated by the Tentative Map and this Agreement.
 The parties acknowledge that the Property includes more than one of the phases identified in the Tentative Map and that a minor amendment of the Tentative Map may therefore be required to identify the

Property as a single first phase of the Subdivision.

         11.5 As Is. Buyer will take title to each Option Increment "as is" except with respect to the express representatives and warranties contained herein.

12.0 Representations and Warranties of Buyer. Buyer (and the persons executing this Agreement on behalf of Buyer) represent and warrants to Owner that all of the documents to be executed by Buyer and delivered in connection with this transaction will be duly authorized, and when executed and delivered by Buyer will constitute valid, legal, and binding obligations of Buyer, and will not violate any provisions of any agreements to which Buyer is a party.

13.0 Arbitration; Agreement Enforcement. Any dispute or action to interpret or enforce any term or provision of this Agreement shall be submitted to binding arbitration, and any party hereto shall be entitled to petition a court of appropriate jurisdiction to order the matter submitted to binding arbitration, to appoint a single arbitrator and to confirm the decision of the arbitrator. The arbitration proceeding shall be conducted in Solano County. The prevailing party or parties in any such proceeding shall be entitled to recover as costs their attorney's fees, court fees, court costs, and reasonable investigative and discovery costs, as determined by the arbitrator in such matters, together with the cost of the Arbitrator.

14.0 Development Agreement. The parties acknowledge that prior to the closing date for any Option Increment, the City of Rio Vista must agree to the assignment of the Development Agreement to Buyer to the extent it relates to the Option Increment.

15.0 Notices. Unless otherwise provided herein, any notice required or permitted to be given under this Agreement shall be in writing, and shall be deemed given when personally delivered or when deposited in the United States mail, certified or Express Mail, postage prepaid, return-receipt requested, addressed as follows:

         If to Seller:  Andrews, Lando & Associates
                        1107 Kentucky Street
                        Fairfield, California  94533

         With copy to:  Robert E. Lando
                        3411 Kenwood Court
                        Fairfield, California  94533

         If to Buyer:   Schuler Homes of California, Inc.
                        C/O Michael McKissick
                        1250 Pine Street, Suite 302
                        Walnut Creek, California  94596
or to such other address as either party may from time to time specify in writing to the other.

16.0 Brokers and Finders. Seller has retained Gary Archer of Archer and Ficklin as its real estate broker in this transaction. The parties are aware of no other licensed real estate brokers or other persons who can claim a right to a commission or finder's fee resulting from the sale and purchase contemplated in this Agreement. In the event that any broker or finder perfects a claim for a commission or finder's fee based upon any such contact, dealings or communication, the party through whom the broker or finder makes its claim shall be responsible for said commission or fee and all costs and expenses (including reasonable attorneys' fees) incurred by the other party in defending against the claim.

17.0 Assignment. Owner and Buyer shall be entitled to assign their respective interests under this Agreement in whole or in part at any time, but if the assignment is made prior to close of escrow for any increment, it may be made only with the prior written consent of the other party, which consent shall not be unreasonably withheld, except that Buyer, without the written consent of Owner, may assign its rights and delegate its obligations, to a limited partnership in which Buyer is a general partner, or to a corporation in which Buyer owns 50% or more of the outstanding stock. Buyer may not assign its rights under this Agreement to individual Option Increments prior to close of escrow for such Option Increments, (other than the last Option Increment).

18.0 Continuation and Survival of Rights and Obligations. All representations, warranties, covenants, conditions, and other obligations of the parties shall survive the transfer of title to the property.

19.0     Return of Documents and Funds Upon Termination.

         19.1 Return of Documents. Except as otherwise expressly provided in this Agreement, in the event this Agreement is cancelled or terminated for any reason, Buyer shall, within 10 calendar days following such termination (or sooner, as otherwise specified in this Agreement), deliver to Owner all documents and materials, if any, relating to the Property previously delivered to Buyer by Owner and Escrow Holder shall deliver all documents and materials deposited by Seller then in Escrow Holder's possession to Seller. Escrow holder shall deliver to Buyer all documents, materials and funds deposited by Buyer to which Buyer is entitled pursuant to the terms of this Agreement which are then in Escrow Holder's possession.

         19.2 No Effect on Rights of Parties. The return of documents and monies set forth above shall not affect the right of either party to seek such remedies as such party may have with respect to the enforcement of this Agreement.

         19.3 Payment of Termination Fee. To the extent that Escrow holder may condition its delivery hereinabove provided upon payment by the party requesting delivery of a reasonable termination fee, any termination fee shall be paid (or reimbursed) by the defaulting party, or paid by Buyer if neither party is then in default.

20.0     General Provisions.

         20.1 Merger. This Agreement contains all of the agreements, representations, and warranties between Buyer and Seller relating to the Property, and supersedes any and all prior agreements, representations, and warranties, whether written or oral.

         20.2 Amendments and Termination. Except as otherwise provided herein, this Agreement may be amended, modified, or terminated only by a written instrument executed by Buyer and Seller.

         20.3 Governing Law. This Agreements shall be governed by and construed in accordance with the laws of the State of California.

         20.4 Severability. In the event that any provision of this Agreement is found to be invalid or unenforceable, the remainder of this Agreement shall continue in full force and effect.

         20.5 Attorneys Fees. In the event that any action is brought to enforce or interpret any of the terms, covenants, or conditions of this Agreement, the losing party shall pay to the prevailing party the cost of such legal action, including without limitation, all reasonable attorneys' fees and court costs.

         20.6 Captions. The captions used in this Agreement are inserted for convenience only and shall not be used to determine the intent of the operative provisions.

         20.7 Counterparts. This Agreement may be executed in any number of counterparts, all of which shall be taken together and deemed to be one instrument.

         20.8 Time.  Time is of the essence under this Agreement.

         20.9 Further Agreements. The parties agree to cooperate with each other and to carry out and to execute any documents reasonably necessary to carry out the proposed intent of this Agreement.

         20.10 Construction. The parties agree that each party and its counsel have reviewed the Agreement and any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not apply in the interpretation of this Agreement.

         20.11 Memorandum. Concurrently with Buyer's acquisition of title to the Purchase Parcel, Buyer may cause to be recorded the Memorandum of Option attached as Exhibit B and included herein by this reference. In the event of the termination of this Agreement, Buyer will forthwith deliver to Owner a Quit Claim Deed of the Property executed by Buyer in recordable form.

    WHEREFORE, the parties have executed this Agreement on the day and year first set forth above.

BUYER:                                        OWNER:

Schuler Homes of California, Inc.



By: /s/ MICHAEL S. MCKISSICK                  /s/ FRANK J. ANDREWS, JR.
    ------------------------                  -------------------------
    Michael S. McKissick                         Frank J. Andrews, Jr.
    President and General Manager